Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2021

Reported and constant currency net sales growth in 4Q21 driven by mobility & seating products
Sequential improvement in key profitability metrics
Expects profitability improvements in full year 2022

ELYRIA, Ohio - (March 8, 2022) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today announced its financial results for the fourth quarter and year ended December 31, 2021.

Executive Summary

Reflecting on 2021 results, Matt Monaghan, chairman, president and chief executive officer, commented, "We ended the year sustaining strong new order intake and growing customer interest in our leading portfolio of products. We continue to manage this demand and to take actions to mitigate against higher input costs and longer supply lead times. Our 4Q21 results reflect the benefit of a portion of these actions, demonstrated by sequential improvement in gross margin and Adjusted EBITDA. I'd like to thank our team for their work in this fast-evolving environment while keeping the needs of our customers and end-users' front and center.

In 2022, we expect sustained customer demand and persistent supply chain challenges. Given those assumptions, we are taking strategic actions which by the end of the year will position Invacare for durable, long-term success. We began our actions in December by combining the Europe and APAC businesses under one leader. During the course of the year, we expect further actions to optimize our product portfolio, shift where and how products are made and distributed, align staff and how staff are organized, and implement working capital improvements to enhance free cash flow while strengthening the balance sheet. We anticipate these actions will drive sequential quarterly improvements for the final three quarters of the year with the majority of the restructuring benefits occurring in the second half of 2022.

We also expect to see additional value creation as the enterprise resource planning (ERP) system drives cost savings and simplifies how we do business and support our customers. We went live with another phase of our ERP roll out in October and as expected, had lower output during the initial ramp-up of the new functionality. We have since normalized overall throughput, but the impact was a one-time shift of revenues and free cash flow because of early inefficiencies. Importantly, the system is operating as expected, with more customers using online ordering and customer service functions than with the previous system giving us great confidence that we and our customers will benefit from this strategic investment.

Taken together, we believe actions to mitigate increased input costs, elective implementation of pricing actions, narrowing our product offering, and additional restructuring actions will drive favorable product mix, improved profitability and free cash flow in 2022 and build long-term shareholder value."

Key Metrics and Financial Results (4Q21 versus 4Q20*)

•Reported net sales increased 1.0% to $226.2 million, and constant currency net sales(a) increased 0.9%.
◦Revenue growth was driven by double-digit increases in sales of mobility & seating products largely offset by lower sales in all other product categories.
•Operating income was $9.8 million, an improvement of $8.6 million over 4Q20.
◦The improvement was primarily driven by lower SG&A expense, which benefited from lower employment costs and reduced restructuring expenses. Gross profit margin was unfavorable due to increased input costs for material and freight, partially offset by the benefit of pricing actions.
•Adjusted EBITDA(b) was $13.1 million compared to $9.5 million, driven by lower SG&A expense and partially offset by reduced gross profit. The negative impact of higher input costs for material and freight was partially offset by the benefit of pricing actions implemented.
•Free cash flow(c) was $19.2 million, an improvement of $3.6 million, driven primarily by lower working capital. Working capital benefited from higher accounts payable to mitigate slowness in accounts receivable collections in North America given the ERP implementation in 4Q21.
* Date format is quarter and year in each instance.

(in millions USD)	4Q21	4Q20	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$226.2	$224.0	$2.1	1.0%
Constant Currency Net Sales (1)	$226.1	$224.0	$2.0	0.9%
Gross Profit	$63.3	$65.6	$(2.2)	(3.4)%
Gross Profit % of Net Sales	28.0%	29.3%		(130 bps)
Reported SG&A	$53.5	$61.7	$8.2	13.2%
Constant Currency SG&A (d) (1)	$53.6	$61.7	$8.1	13.1%
Operating Income	$9.8	$1.2	$8.6	721.6%
Adjusted EBITDA	$13.1	$9.5	$3.6	37.3%
Free Cash Flow	$19.2	$15.6	$3.6	23.1%
(1) Based on 4Q20 FX rates
Key Metrics and Financial Results (Full Year 2021 versus Full Year 2020)
•Reported net sales increased 2.6% to $872.5 million and constant currency net sales decreased 0.8%.
◦Revenue growth in respiratory and mobility & seating products was offset by lower sales of lifestyle products. Net sales and product mix were hindered by continued global supply chain challenges in 2021.
•Operating loss was $24.2 million, a decline of $35.6 million, primarily due to two one-time events, as noted below. Excluding these one-time events, operating income was $4.3 million, an increase of 181.7%.
◦In 2020, the gain on sale of Dynamic Controls of $9.8 million.
◦In 2021, a non-cash impairment of goodwill of $28.6 million in North America, which was the result of changes in the operating structure of the business following the recent IT implementation.
•Adjusted EBITDA was $38.1 million, an improvement of $6.3 million, attributable to the benefit of CARES Act loan forgiveness and lower SG&A expenses partially offset by lower gross profit. Excluding the CARES Act benefit, Adjusted EBITDA was $28.0 million.

•Free cash flow was a usage of $32.0 million compared to break-even cash flow in 2020 primarily due to higher working capital including investments in inventory to mitigate supply chain challenges and increased costs of materials, partially offset by increased payables. In addition, capital expenditures were lower given the ERP implementation in 4Q21.

(in millions USD)	2021	2020	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$872.5	$850.7	$21.8	2.6%
Constant Currency Net Sales (1)	$840.8	$847.9	$(7.1)	(0.8)%
Gross Profit	$239.1	$245.3	$(6.1)	(2.5)%
Gross Profit % of Net Sales	27.4%	28.8%		(140 bps)
Reported SG&A	$232.2	$236.4	$4.1	1.7%
Constant Currency SG&A (d), (1)	$224.7	$235.5	$10.9	4.6%
Operating Income (Loss)	$(24.2)	$11.3	$(35.6)	--
Operating Income excluding goodwill impairment and gain on sale of Dynamic Controls	$4.3	$1.5	$2.8	181.7%
Adjusted EBITDA (2)	$38.1	$31.9	$6.3	19.7%
Free Cash Flow (Usage)	$(32.0)	$—	$(32.0)	--

(1) Based on FY2020 FX rates
(2) Adjusted EBITDA for 2021 includes $10.1 million related to the CARES Act benefit which was not considered in the company's full year 2021 guidance
Commenting on the company’s financial results for the year ended December 31, 2021, Kathy Leneghan, senior vice president and chief financial officer, stated, “Actions implemented in prior periods to offset higher material and freight costs had a positive impact on the quarter and the year and are beginning to pay off with gross profit as a percentage of net sales improving 110 basis points compared to 3Q21. In 4Q21, free cash flow improved both sequentially and year-over-year driven by lower working capital despite slower cash collections in North America given temporarily lower revenues impacted by the ERP implementation. For the full year, free cash flow usage was higher than anticipated as a result of carrying higher levels of inventory driven by higher material costs, but we expect this to ultimately convert into sales and improved free cash flow."

Segment Results (4Q21 versus 4Q20)

(in millions USD)	Net Sales				Operating Income (Loss)
	4Q21	4Q20	Reported % Change	Constant Currency % Change	4Q21	4Q20	% Change
Europe	$138.0	$128.9	7.1%	7.1%	$15.4	$6.1	154.1%
North America	80.7	86.7	(6.9)	(7.1)	0.4	3.7	--
All Other	7.5	8.4	(11.5)	(11.6)	(6.0)	(5.9)	(1.6)

Globally, reported net sales grew year-over-year driven by strong new order intake and continued elevated backlog despite ongoing limited labor availability and supply chain challenges, including parts shortages. Each region incurred varying levels of supply chain challenges which impacted the availability and timely receipt of inventory, limited the conversion of orders to shipments, and resulted in unfavorable costs. The company has implemented various actions to reduce the impact on the business.

Europe - Reported net sales and constant currency net sales increased 7.1% primarily driven by increases in mobility & seating of 15.8% and lifestyle products of 7.2% which benefited from improved access to healthcare and easing public health restrictions. This growth was partially offset by a decrease in respiratory products, which were impacted by supply chain challenges. Gross profit increased $4.5 million, or 100 basis points as a percentage of net sales, as a result of higher sales, favorable product mix and operational variances which, were partially offset by higher material and freight costs. Operating income increased $9.3 million driven by gross profit improvement and reduced SG&A, primarily employee related costs. Operating profit increased significantly sequentially as compared to 3Q21 driven by net sales growth, favorable product mix and lower SG&A spending partially offset by higher freight costs.

North America - Reported net sales decreased 6.9% and constant currency net sales decreased 7.1%, with an increase in mobility & seating products of 4.3% more than offset by decreases in lifestyle and respiratory products primarily impacted by the early inefficiencies of the ERP implementation, which required additional labor and overtime costs in manufacturing, distribution centers, and customer service during the quarter. Gross profit decreased $6.6 million, or 440 basis points as a percentage of net sales, due to lower sales and increased material and freight. This was partially offset by favorable pricing actions. Operating income declined $3.3 million primarily due to lower gross profit on lower sales and higher input costs related to material and freight. This was partially offset by reduced SG&A expense, primarily related to lower employee costs and lower product liability expense. Operating profit increased sequentially driven by pricing actions to offset increased costs and from lower SG&A expense partially offset by lower revenues and higher costs related to the ERP implementation.

All Other - Reported net sales in the Asia Pacific region decreased 11.5% and constant currency net sales decreased 11.6% with growth in respiratory products more than offset by declines in mobility & seating and lifestyle products largely due to inbound finished goods freight delays. Operating loss increased by $0.1 million. Profitability in the Asia Pacific region was impacted by softer sales and higher material costs and was almost fully offset by lower corporate expenses attributable to lower employment costs, including stock compensation expense.

Segment Results (Full Year 2021 versus Full Year 2020)

(in millions USD)	Net Sales				Operating Income (Loss)
	2021	2020	Reported % Change	Constant Currency % Change	2021	2020	% Change
Europe	$499.1	$468.0	6.6%	0.8%	$33.8	$22.7	48.9%
North America	341.0	348.3	(2.1)	(2.6)	(1.9)	9.4	--
All Other	32.4	34.3	(5.8)	(5.0)	(25.0)	(23.2)	(7.5)

Europe - Reported net sales increased 6.6% while constant currency net sales increased 0.8% driven by growth in lifestyle and mobility & seating products. Mobility & seating products benefited from the restoration of patient access to healthcare and easing of public health restrictions starting in the second half of 2021. Softer respiratory product sales were impacted by component shortages as a result of labor availability and global supply chain challenges. Gross profit increased $9.3 million driven by increased net sales and favorable product mix, partially offset by higher freight costs. Gross profit as a percentage of sales declined 0.1%. Operating income increased $11.1 million, primarily driven by higher gross profit and reduced SG&A expenses, primarily employee expenses.

North America - Reported net sales decreased 2.1% and constant currency net sales decreased 2.6%, with strong growth in respiratory products more than offset by a decrease in lifestyle products. The decline in lifestyle product revenues was influenced by the fourth quarter ERP implementation. Mobility & seating sales were flat and continued to be impacted by restrictions affecting patient access to healthcare and the lingering impacts of supply chain disruptions. Gross profit decreased 170 basis points and was negatively impacted by unfavorable material and freight costs. Operating income (loss) declined $11.4 million primarily due to decreased gross profit, partially offset by reduced SG&A expense. Actions to mitigate higher material and freight costs were implemented during 4Q21 and only a portion of the fourth quarter benefited from those actions.

All Other - Reported net sales in the Asia Pacific region decreased 5.8% and constant currency net sales decreased 5.0% principally due to significant restrictions of inbound transportation and the resulting lack of the timely arrival of inventory in major markets. Operating loss increased $1.7 million primarily due to lower operating profit in the Asia Pacific business as a result of reduced sales, partially offset by lower corporate SG&A expense related to employee costs including stock compensation.

Financial Condition
The company's cash and cash equivalents balances were $83.7 million, $73.7 million, and $105.3 million at December 31, 2021, September 30, 2021, and December 31, 2020, respectively. The sequential increase in cash in the quarter was primarily the result of cash generated through sales and from reductions in working capital.
In 4Q21, the company generated $19.2 million of free cash flow compared to $15.6 million in 4Q20. The improvement in free cash flow was attributable to improved working capital and lower capital expenditures. Free cash flow for the quarter was negatively impacted by lower revenues and related cash collections partially due to delayed sales during the first month of the ERP implementation in North America.
For the full year, the company's free cash flow was a use of $32.0 million as compared to break-even in 2020. 2021 was impacted by lower profitability, increased inventory levels and lower accrued expenses, partially offset by higher accounts payable. This included higher value-added and tax payments deferred from 2020 of $6.4 million and $7.6 million of severance payments, including severance related to the manufacturing facility consolidation in Germany.

2021 Highlights

In 2021, the company made progress in its plan to improve long-term financial performance and strengthen its overall business profile by implementing strategic actions such as:

•Introduced a new modern ERP, including e-commerce capabilities, in North America for non-configured products which is anticipated to improve the customer experience and deliver long-term cost savings;
•Launched innovative new products designed to drive incremental sales growth and expand margins;
•Shifted product mix and adjusted price to offset higher material, freight and labor costs; and,
•Increased balance sheet flexibility with the issuance of new convertible notes which allowed the company to retire nearly all of its 2022 convertible notes and extend the overall debt maturity profile to 2026.

Full Year 2022 Outlook

In 2022, the company is taking strategic actions which by the end of the year will position it for durable, long-term success. These cost mitigation actions are expected to include organizational and supply chain changes and a narrowing of the product portfolio for those items which no longer meet customer or business needs, driving improved profitability.

As a result, the company anticipates:

•Full year 2022 Adjusted EBITDA and free cash flow to improve compared to the prior year; and,
•1Q22 Adjusted EBITDA to be negative, with sequential quarterly improvements for the balance of the year as the expected profit improvement actions take effect.

Consistent with historical patterns, the company anticipates 1Q22 revenues to be sequentially lower. The company experienced Omicron-related impacts during 1Q22 across its employee, production and supplier bases, causing temporary inefficiencies in operations, which have since subsided. In addition, similar to recent quarters, the company anticipates 1Q22 results will be challenged by inflation, supply chain disruptions and component availability. As a result, gross margins are expected to be temporarily impacted. While the company has taken steps to mitigate higher input costs from freight and materials, the benefit of these actions is expected to lag the impact of cost changes.

SG&A expense is expected to be higher in the first half of the year based on the timing of restructuring actions. The company also anticipates unfavorable foreign exchange headwinds due to changes in foreign currency rates compared to 2021.

The company has historically had negative free cash flow during the first half of the year as a result of annual customer rebates, higher working capital usage from seasonal inventory increases, and decreases in accounts payable. The absence of these factors, coupled with seasonally stronger sales and the benefits from anticipated restructuring and cost mitigation actions, are expected to drive favorable free cash flow performance in the second half of the year. The company will continue to manage working capital and the balance sheet to support normal operating needs and to fund restructuring actions.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its fourth quarter and full year 2021 financial results on Wednesday, March 9, 2022 at 8:30 AM ET. Those wishing to participate via webcast can access the event at https://event.on24.com/wcc/r/3574337/835FCA6656EA74DB499A539BE41A1193. Those wishing to participate via telephone can dial 844-200-6205, or for international callers 929-526-1599, and enter Conference ID 938637. A copy of the webcast slide deck will be posted to https://global.invacare.com/investor-relations prior to the webcast. A recording of the conference call can be accessed by dialing 929-458-6194 and entering the Conference ID Code 938637, through March 23, 2022.

Upcoming Investor Events
•March 15, 2022 - Oppenheimer Healthcare Conference (virtual)
•March 22, 2022 - KeyBanc Life Sciences & Medtech Investor Forum (virtual)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia Pacific. For more information about the company and its products, visit the Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, statements related to the expected effects on the company’s business of the COVID-19 pandemic; sales and free cash flow trends; the impact of contingency plans and cost containment actions; the company’s liquidity and working capital expectations; the company’s future financial results; and similar statements. Actual results may differ materially as a result of various risks and uncertainties, including the duration and scope of the COVID-19 pandemic, the resumption of access to healthcare, including clinics and elective care, and loosening of public health restrictions, or any reimposed restrictions on access to health care or tightening of public health restrictions and impact on the demand for the company’s products; the ability of the company to obtain needed raw materials and components from its suppliers; actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic, or political or geopolitical crises such as Russia's recent invasion of Ukraine, and actions taken in response on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps the company takes to reduce operating costs; the inability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating performance, convert high inventory or accounts receivable levels to cash or reduce its costs to maintain competitive prices for its products; lack of market acceptance of the company's new product innovations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, such as its new product introductions, commercialization plans, additional investments in sales force and demonstration equipment, product distribution strategy in Europe, supply chain actions and global information technology outsourcing and ERP implementation activities; possible adverse effects on the company's liquidity, including the company's ability to address future debt maturities, that may result from delays in the implementation of, any failure to realize benefits from, its current and planned business initiatives; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; adverse impacts of new tariffs or increases in commodity prices or freight and logistics costs; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of the company's facilities at any time and governmental investigations or enforcement actions; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2021	2020	2021	2020
Net sales	$226,191	$224,043	$872,457	$850,689
Cost of products sold	162,851	158,469	633,351	605,437
Gross Profit	63,340	65,574	239,106	245,252
Selling, general and administrative expenses	53,521	61,685	232,242	236,357
Gain on sale of business	—	—	—	(9,790)
Charges related to restructuring activities	58	2,701	2,534	7,358
Impairment of goodwill	—	—	28,564	—
Operating Income (Loss)	9,761	1,188	(24,234)	11,327
Loss (gain) on debt extinguishment including debt finance charges and fees	—	—	(9,422)	7,360
Interest expense - net	6,208	7,364	24,306	28,406
Earnings (Loss) before Income Taxes	3,553	(6,176)	(39,118)	(24,439)
Income tax provision (benefit)	1,615	(1,059)	6,445	3,841
Net Income (Loss)	$1,938	$(5,117)	$(45,563)	$(28,280)

Net Income (Loss) per Share—Basic	$0.06	$(0.15)	$(1.31)	$(0.83)

Weighted Average Shares Outstanding—Basic	35,022	34,425	34,875	34,266

Net Income (Loss) per Share—Assuming Dilution *	$0.05	$(0.15)	$(1.31)	$(0.83)

Weighted Average Shares Outstanding—Assuming Dilution	35,302	34,648	35,274	34,375
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) PER SHARE
TO ADJUSTED NET INCOME (LOSS) PER SHARE (f)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss) per share - assuming dilution*	$0.05	$(0.15)	$(1.31)	$(0.83)
Weighted average shares outstanding - assuming dilution (basic for periods which there is a loss)	35,302	34,425	34,875	34,266
Net income (loss)	1,938	(5,117)	(45,563)	(28,280)
Income tax provision (benefit)	1,615	(1,059)	6,445	3,841
Earnings (Loss) before Income Taxes	3,553	(6,176)	(39,118)	(24,439)
Convertible debt discount amortization and accretion	897	2,858	3,534	11,487
Gain on sale of business	—	—	—	(9,790)
Impairment of goodwill	—	—	28,564	—
Loss (gain) on debt extinguishment including debt finance charges and associated fees	—	—	(9,422)	7,360
Adjusted Earnings (Loss) before Income Taxes	4,450	(3,318)	(16,442)	(15,382)
Income taxes	1,615	153	7,106	6,041
Adjusted Net Income (Loss) (e)	$2,835	$(3,471)	$(23,548)	$(21,423)

Weighted average shares outstanding - assuming dilution (basic for periods in which there is a loss)	35,302	34,425	34,875	34,266

Adjusted Net Income (Loss) per Share (f) - assuming dilution *	$0.08	$(0.10)	$(0.68)	$(0.63)

Adjusted net income (loss) per share (Adjusted EPS) and adjusted net income (loss) are non-GAAP financial measures, which are defined at the end of this press release.

* Net income (loss) per share assuming dilution and adjusted net income (loss) per share(f) assuming dilution are calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA(b)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2021	2020	2021	2020
Net Income (Loss)	$1,938	$(5,117)	$(45,563)	$(28,280)
Income tax provision (benefit)	1,615	(1,059)	6,445	3,841
Interest expense - net	6,208	7,364	24,306	28,406
Loss (gain) on debt extinguishment including debt finance charges and fees	—	—	(9,422)	7,360
Operating Income (Loss)	9,761	1,188	(24,234)	11,327
Gain on sale of business	—	—	—	(9,790)
Impairment of goodwill	—	—	28,564	—
Depreciation and amortization	4,310	3,957	16,821	14,317
EBITDA	14,071	5,145	21,151	15,854
Gain on CARES Act Forgiveness	—	—	10,131	—
Charges related to restructuring activities	58	2,701	2,534	7,358
Stock compensation expense (benefit)	(1,046)	1,680	4,323	8,645
Adjusted EBITDA(b)	$13,083	$9,526	$38,139	$31,857

__________
"Adjusted EBITDA(b)" is a non-GAAP financial measure, which is defined at the end of this press release.

Adjusted EBITDA for the twelve months ended December 31, 2021 includes the benefit of $10.1 million related to the CARES Act debt forgiveness which was not considered in the company's full year 2021 guidance.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $14,884,000 and $78,545,000 for the three and twelve months ended December 31, 2021, respectively, and $16,221,000 and $100,660,000 for the three and twelve months ended December 31, 2020, respectively. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31,			December 31,
	2021	2020	Change	2021	2020	Change
Revenues from external customers
Europe	$138,021	$128,894	$9,127	$499,118	$468,041	$31,077
North America	80,705	86,712	(6,007)	340,980	348,307	(7,327)
All Other (sales in Asia Pacific)	7,465	8,437	(972)	32,359	34,341	(1,982)
Consolidated	$226,191	$224,043	$2,148	$872,457	$850,689	$21,768

Operating income (loss)
Europe	$15,391	$6,058	$9,333	$33,769	$22,682	$11,087
North America	380	3,690	(3,310)	(1,928)	9,449	(11,377)
All Other	(5,952)	(5,859)	(93)	(24,977)	(23,236)	(1,741)
Charge related to restructuring activities	(58)	(2,701)	2,643	(2,534)	(7,358)	4,824
Gain on sale of business	—	—	—	—	9,790	(9,790)
Impairment of goodwill	—	—	—	(28,564)	—	(28,564)
Consolidated operating income (loss)	9,761	1,188	8,573	(24,234)	11,327	(35,561)
Gain (loss) on debt extinguishment including debt finance charges and fees	—	—	—	9,422	(7,360)	16,782
Net interest expense	(6,208)	(7,364)	1,156	(24,306)	(28,406)	4,100
Earnings (Loss) before income taxes	$3,553	$(6,176)	$9,729	$(39,118)	$(24,439)	$(14,679)

__________
“All Other” consists of operating income (loss) associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intercompany eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation and divestitures (constant currency net sales(a)) for the three and twelve-month periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended December 31, 2021 compared to three months ended December 31, 2020:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	7.1%	—%	7.1%
North America	(6.9)%	0.2%	(7.1)%
All Other (sale in Asia Pacific)	(11.5)%	0.1%	(11.6)%
Consolidated	1.0%	0.1%	0.9%

Twelve months ended December 31, 2021 compared to twelve months ended December 31, 2020:

	Reported	Foreign Exchange Translation Impact	Divestiture Impact	Constant Currency
Europe	6.6%	5.8%	—%	0.8%
North America	(2.1)%	0.5%	—%	(2.6)%
All Other (sale in Asia Pacific)	(5.8)%	7.4%	(8.2)%	(5.0)%
Consolidated	2.6%	3.7%	(0.3)%	(0.8)%
__________
“Constant currency net sales(a)” is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	December 31, 2021	December 31, 2020
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$83,745	$105,298
Trade receivables, net	117,115	108,588
Installment receivables, net	218	379
Inventories, net	144,274	115,484
Other current assets	40,036	44,717
Total Current Assets	385,388	374,466
Other Assets	5,362	5,925
Intangibles	26,356	27,763
Property and Equipment, net	60,921	56,243
Financing Lease Assets, net	63,029	64,031
Operating Lease Assets, net	12,600	15,092
Goodwill	355,875	402,461
Total Assets	$909,531	$945,981
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$130,036	$85,424
Accrued expenses	102,971	126,273
Current taxes payable	3,914	3,359
Current portion of long-term debt	3,107	5,612
Current portion of financing lease obligations	3,009	3,405
Current portion of operating lease obligations	4,217	6,313
Total Current Liabilities	247,254	230,386
Long-Term Debt	305,022	239,441
Long-Term Obligations - Finance Leases	63,736	63,137
Long-Term Obligations - Operating Leases	8,234	8,697
Other Long-Term Obligations	66,796	70,474
Shareholders’ Equity	218,489	333,846
Total Liabilities and Shareholders’ Equity	$909,531	$945,981

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (USAGE) (c)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2021	2020	2021	2020
Net cash provided (used) by operating activities	$22,516	$21,095	$(14,309)	$21,917
Plus:
Sales of property and equipment	10	—	33	396
Less:
Purchases of property and equipment	(3,301)	(5,480)	(17,698)	(22,304)
Free Cash Flow (usage)(c)	$19,225	$15,615	$(31,974)	$9

"Free Cash Flow (usage) (c) is a non GAAP financial measure, which is defined at the end of this press release.

Definitions of Non-GAAP Financial Measures

(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and twelve months ended December 31, 2021 and December 31, 2020, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net income (loss) plus: income taxes, interest expense-net, net gain or loss on debt convertible debt derivatives, net loss (gain) on debt extinguishment including debt finance charges and fees, gain on convertible debt derivatives, asset write-downs related to intangible assets, net gain on sale of business, and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities, stock compensation expense (benefit) and include gain on CARES Act forgiveness. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) to Adjusted EBITDA” table included in this press release.
(c) "Free cash flow (usage)" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Provided (used) by Operating Activities to Free Cash Flow (Usage)” table included in this press release.
(d) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(e) "Adjusted net income (loss)" is a non-GAAP financial measure, which is defined as net income (loss) before income taxes net of adjusted income taxes. Adjusted net income (loss) before income taxes is computed as the net income (loss) excluding the amortization of convertible debt discounts and accretion recorded in interest expense ($0.9 million and $3.5 million pre-tax for the three and twelve months ended December 31, 2021, respectively, compared to $2.9 million and $11.5 million pre-tax for the three and twelve months ended December 31, 2020), gain on sale of business ($9.8 million pre-tax for the twelve months ended December 31, 2020), impairment of goodwill asset ($28.6 million for the twelve months ended December 31, 2021), net loss (gain) on debt extinguishment including debt finance charges and fees (net pretax gain of $9.4 million the twelve months ended December 31, 2021, compared to net pretax loss of $7.4 million for the twelve months ended December 31, 2020). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis as well as the impact from the sale of Dynamic Controls in March 2020 ($1.0 million tax benefit) including the release of a valuation allowance within the company's New Zealand entity in December 2020 ($1.2 million tax benefit). As a result of the goodwill impairment, excluded from adjusted earnings, the company recorded a reversal of deferred taxes related to the tax-deductible goodwill previously deducted by the company, resulting in the company recognizing a tax benefit of $0.7 million in 2021. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) per Share to Adjusted Net Income (Loss Per Share)” table included in this press release.

(f) "Adjusted net income (loss) per share" is a non-GAAP financial measure, which is defined as adjusted net income (loss) (e) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of adjusted net income (loss) per share may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted net income (loss) per share in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing adjusted net loss per share as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) Per Share to Adjusted Net Income (Loss) per Share” table included in this press release.